For Immediate Release
Contact:	Jerry Daly	Dennis Craven
	Daly Gray Public Relations	Chief Financial Officer
	(Media)	(Company)
	jerry@dalygray.com	dcraven@cl-trust.com

	(703) 435-6293	(561) 227-1386

Chatham Lodging to Rebrand its Washington, D.C. Hotel to Residence Inn,
Enhances Capital Structure with Debt Refinancings

PALM BEACH, Fla., February 4, 2013—Chatham Lodging Trust (NYSE: CLDT), a hotel real estate investment trust (REIT) focused on investing in upscale extended-stay hotels and premium-branded select-service hotels, today announced that it will rebrand its 105-room Washington, D.C. hotel to a Residence Inn by Marriott following an upgrade/renovation. Chatham acquired the hotel in July 2011, as part of a five-hotel portfolio acquisition.

Additionally, the company announced it repaid the approximate $19 million loan balance outstanding on the Washington, D.C. hotel and refinanced three other mortgage loans, extending the company’s debt maturity and enhancing earnings through reduced interest costs. The company will provide guidance for 2013 to reflect these transactions and the pending acquisition of a 197-room Courtyard by Marriott, currently under contract, during its fourth quarter earnings call on February 20, 2013.

Rebranding of Washington, D.C. Hotel

The company terminated the DoubleTree by Hilton franchise license on its 105-room Washington, D.C. hotel in Foggy Bottom, located at 801 New Hampshire Ave. N.W., and will convert it to the Residence Inn brand, upon concluding renovations scheduled for completion in May. In the interim, the hotel will operate as the Washington Guest Suites.

“The hotel is in a fantastic location, and offers over-sized, one-bedroom suites, as well as a rooftop pool. The hotel performed well as a DoubleTree by Hilton, but we believe the Residence Inn brand and demand for extended-stay hotels in downtown Washington will significantly enhance the operating returns and value of the real estate,” said Jeffrey H. Fisher, Chatham’s chief executive officer. “Residence Inn hotels command a premium RevPAR market share index of 125, compared to an index of 108 for the DoubleTree by Hilton brand. We see excellent opportunities for the rebranded hotel to gain incremental market share, RevPAR and cash flow.”

Debt Refinancing

The company refinanced with Barclays Bank, plc approximately $80 million in mortgage loans on the Residence Inn by Marriott hotels in San Diego, Calif., and Tysons Corner, Va., as well as the Homewood Suites by Hilton on the Riverwalk in San Antonio, Texas. The three new 10-year loans, individually collateralized by the hotels, carry a fixed-interest rate of approximately 4.6 percent, with principal and interest based on a 30-year amortization. The previous loans on the three properties carried an average interest rate of approximately 6 percent. Additionally, the company repaid the approximate $19 million loan balance outstanding on its Washington, D.C. hotel using borrowings under the company’s revolving secured credit facility.

“When we assumed the loans in connection with the acquisition of a five-hotel portfolio from Innkeepers some 18 months ago, we negotiated a key provision that allows us to repay the loans anytime without prepayment penalty or defeasance,” said Dennis Craven, Chatham’s chief financial officer. “That flexibility allowed us to take advantage of favorable lending opportunities in today’s market. With these financings at historically low rates, we reduced the weighted average rate on our total fixed-rate debt by 80 basis points to 5.18 percent and extended the weighted average maturity on our fixed-rate debt to late 2020 from 2017. We do not have any significant loan maturities coming due until 2016.”

About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised REIT that was organized to invest in upscale extended-stay hotels and premium-branded, select-service hotels. The company currently owns 19 hotels with an aggregate of 2,536 rooms/suites in 11 states and the District of Columbia and holds a minority investment in a joint venture that owns 55 hotels with 7,282 rooms/suites. Additional information about Chatham may be found at www.chathamlodgingtrust.com.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about Chatham Lodging Trust, including those statements regarding acquisitions, capital expenditures, future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results or performance to differ materially from those discussed in such statements. Additional risks are discussed in the company’s filings with the Securities and Exchange Commission.